Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Aylwin B. Lewis, has authorized and designated each of William R. Harker and Dorian R. Williams, with full power to each of them to act alone, to execute and file on the undersigned's behalf all
Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sears Holdings
Corporation. The authority of each of William R. Harker and Dorian R. Williams under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Sears Holdings Corporation, unless earlier revoked in writing. The undersigned acknowledges that each of William R. Harker and Dorian R.
Williams is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:  February 1, 2008

/s/  Aylwin B. Lewis
Aylwin B. Lewis